Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our audit report dated April 3, 2019 on the financial statements as of December 31, 2018 and 2017, and for each of the years then ended, included by reference in the Registration Statement (Form F-1) and related Prospectus of Tiziana Life Sciences plc dated September 17, 2019.

/s/ Mazars LLP

London, United Kingdom

September 17, 2019